Exhibit 99.B(p)(38)

December 2021

LGIM America

71 South Wacker Drive Suite 800

Chicago, Illinois 60606

LGIM America Code of Ethics

Contents

I.	Introduction		2
II.	Who is covered by this Code		3
III.	Definition of Terms		3
IV.	Statement of General Principles		5
V.	Gifts, Entertainment and Charitable Donations		5
VI.	Board Service and Outside Business Activities		7
VII.	Procedures for and Restrictions on Personal Account Investing		7
	(i)	Pre-Clearance for Personal Account Trading	9
	(ii)	Reporting Requirements	9
	(iii)	Exceptions to Pre-Clearance and/or Reporting Requirements.	10
VIII.	Code Certifications		10
IX.	Reporting Code Violations		11
X.	Monitoring Procedures		11
XI.	Duties of the CCO and the Compliance Team		11
XII.	Client Opportunities		11
XII.	Insider Trading		12
	A.	Law and Policy	12
	B.	Procedures	13
XIV.	Sanctions		14
XV.	Miscellaneous		14

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LGIM America Employee Handbook

I. Introduction

Legal & General Investment Management America, Inc. (“LGIM America”) is an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Investment Advisers Act of 1940, as amended (“Advisers Act”), a commodity trading advisor registered with the U.S. Commodity Futures Trading Commission (“CFTC”) under the U.S. Commodity Exchange Act (“CEA”) and a member of the U.S. National Futures Association (“NFA”). LGIM America is also registered as a portfolio manager in the Canadian Provinces of Ontario and Quebec. As such, we owe our clients fiduciary duties, including the highest duty of trust and fair dealing, and must place clients’ interests ahead of our own. Therefore, investment adviser personnel, when making their own investment and other personal decisions, may not place their personal interests ahead of or in conflict with those of our clients.

LGIM America has adopted this Code of Ethics (“Code”) to satisfy such fiduciary obligations and comply with Applicable Law, particularly Advisers Act Rule 204A-1 and Rule 17j-1 of the U.S. Investment Company Act of 1940, as amended (the “Company Act”).

Rule 204A-1 requires SEC registered investment advisers to adopt, maintain and enforce a written code of ethics that sets forth standards of conduct and require compliance with the Advisers Act and the other federal securities laws. Our Code, like other codes adopted under Rule 204A-1, has five core requirements:

1.	establishes standards of conduct for us and Covered Persons (as defined below);

2.	requires Covered Persons to comply with Applicable Law (as defined below);

3.	imposes certain requirements on Covered Persons and their personal investment activities, and on our Chief Compliance Officer (“CCO”) to review such activities;

4.	ensures that Covered Persons receive this Code, acknowledge receipt, understand it and comply fully with it; and

5.	requires Covered Persons to report Code violations.

In addition, under Rule 17j-1 of the Company Act, employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any registered investment company:

•	employ any device, scheme, or artifice to defraud a registered investment company;

•	make any untrue statement of a material fact to the registered investment company or omit to state a material fact necessary in order to make the statements made to the registered investment company, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the registered investment company; or

•	engage in any manipulative practice with respect to the registered investment company.

Our Code is reasonably designed to help ensure compliance with Applicable Law. Our Code is not meant to inhibit responsible personal investments and other personal activities by employees, but rather imposes reasonable restrictions designed to address conflicts of interests and to preclude any overreaching or violations of Applicable Law. However, this Code does not encompass all possible areas of potential liability that employees may experience under Applicable Law, which all of us are required to observe. For instance, the federal securities laws preclude investors from trading on the basis of inside information or communicating this information in breach of a fiduciary duty. Although this Code includes requirements reasonably designed to protect and prevent the misuse of material non-public information (i.e., “inside information,” or “MNPI”), it does not cover all personal liability scenarios that could apply to Covered Persons. Therefore, Covered Persons are advised to obtain advice before engaging in any transactions or activities other than the regular performance of their normal business duties if the transaction or activity directly or indirectly involves or could impact any LGIM America client or holdings of LGIM America clients.

Questions about this Code should be addressed to the LGIM America CCO.

When in doubt, ask.

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II. Who is covered by this Code

Under SEC Rule 204A-1, a Code of Ethics applies to a registered investment adviser’s supervised persons1 and the personal investment activities provisions of such code apply to the registered investment adviser’s access persons2. To ensure consistency in our Compliance program, the LGIM America Board of Directors has decided to apply the regulatory definitions and requirements of supervised persons and access persons equally to all involved with LGIM America, with the exception of our non-executive directors3. This means that every LGIM America officer, executive director, employee (including temporary employees and contractors), as well as any other person who provides investment advice on LGIM America’s behalf and is subject to LGIM America’s supervision and control, will be subject to all requirements set forth in this Code of Ethics as a policy matter, even if he or she is not an access person or a supervised person under Applicable Law. For ease of reference, this Code refers to all such persons subject to the requirements of this Code as “Covered Persons”. LGIM America may, in its discretion and via a future amendment to this Code, adopt the regulatory definitions of supervised person and access person and apply their respective regulatory requirements only to such current Covered Persons as may meet such regulatory definitions.

We engage LGIM International (“LGIMI”), one of our affiliates, as our sub-advisor with respect to certain regulated services, including trading, valuation and proxy voting. LGIMI is itself a registered investment adviser with the SEC and has adopted its own Code of Ethics and personal investments oversight framework in accordance with Rule 204A-1. In addition, LGIM America has entered into a services agreement with Legal & General Investment Management (Holdings) Limited (“LGIM(H)”) for the provision of non-regulated administrative services. Therefore, neither LGIMI nor LGIM(H) are deemed “participating affiliates” of LGIM America and their employees are not deemed supervised persons or access persons of LGIM America for regulatory purposes of Covered Persons under this Code. However, given that, through these relationships, LGIMI and LGIM(H) employees might have access to LGIM America’s confidential client information, it is the responsibility of LGIM America to (1) ensure that LGIMI and LGIM(H) implement and administer adequate policies and procedures to protect this information and (2) exercise oversight over any activities or services delegated to such affiliates.

III. Definition of Terms

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Applicable Law” means the Advisers Act, the Company Act, the U.S. Securities Act of 1933, as amended (“Securities Act”), the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations adopted by the SEC under any of these; the CEA and the rules and regulations adopted by the CFTC under any of these; the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any rules and regulations adopted thereunder by the U.S. Department of Labor (“DOL”); and any applicable laws in Canada.

“Beneficial ownership” is interpreted in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Therefore, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes securities held by members of a person’s immediate family sharing the same household, securities held in certain trusts, and a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. A person will not be deemed to be the beneficial owner of securities held in the portfolio of a registered investment company solely by reason of his or her ownership of shares or units of such registered investment company.

1	The Advisers Act defines a “supervised person” as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

2	The SEC defines an “access person” as a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients, who has access to such recommendations that are nonpublic, or who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds.

3	In accordance with procedures in the SEC release adopting Advisers Act Rule 204A-1, LGIM America opted to exclude its non- executive directors from the Code’s personal investment requirements.

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“Connected Person” means a spouse, live-with partner, minor child, step-child, relative or others who reside with or are dependent on a Covered Person; a company, trust or partnership, including an affiliate of same in which a Covered Person or his/her Connected Person(s) is or are directly or indirectly, the owner of 25% or more of the equity, or control more than 25% of the voting power of the organization; a trustee of any trust in which a Covered Person or that Connected Person has a beneficial interest (excluding trustees of pension plans); an executor or administrator of any estate in which a Covered Person or that Connected Person has a beneficial interest; or any person that, in the opinion of the CCO, should be a Connected Person.

“Control”, as defined in Form ADV, means the power, directly or indirectly, to direct the management or policies of a person, whether through ownership of securities, by contract, or otherwise. A firm’s officers, partners, or directors exercising executive responsibility (or persons having similar status or functions) are presumed to control the firm. A person is presumed to control a corporation if the person: (i) directly or indirectly has the right to vote 25% or more of a class of the corporation’s voting securities; or (ii) has the power to sell or direct the sale of 25% or more of a class of the corporation’s voting securities. A person is presumed to control a partnership if the person has the right to receive upon dissolution, or has contributed, 25% or more of the capital of the partnership. A person is presumed to control a limited liability company (“LLC”) if the person: (i) directly or indirectly has the right to vote 25% or more of a class of the interests of the LLC; (ii) has the right to receive upon dissolution, or has contributed, 25% or more of the capital of the LLC; or (iii) is an elected manager of the LLC. A person is presumed to control a trust if the person is a trustee or managing agent of the trust.

“Discretion” is the ability of a person to effect a transaction in a Reportable Security. A person has discretion where they give an order to buy or sell a Reportable Security. A person does not have discretion over, for example, the securities underlying a mutual fund – if a person holds shares of a mutual fund, they have discretion over the shares of the fund that they actually hold, but not the securities that comprise the portfolio of the mutual fund because the actual fund manager of the mutual fund has discretion over those underlying assets.

“IPO” means an offering of securities registered under the Securities Act where, before the IPO, the issuer of the securities did not have Exchange Act reporting requirements.

“Private Placement” means an offering that is exempt from Securities Act registration.

“Provider” means any person or entity that does, or may desire to do, business with LGIM America or its clients.

“Reportable Fund” is any fund of pooled assets advised by a Legal & General Group (“L&G Group”) entity or is any investment company registered under the Company Act for which LGIM America is the investment adviser or sub-adviser or whose investment adviser or principal underwriter controls LGIM America, is controlled by LGIM America or is under common control with LGIM America.

“Reportable Security” means a Security (as defined in Section 202(a)(18) of the Advisers Act4) but excludes (a) direct obligations of the U.S. Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than Reportable Funds; (e) shares issued by unit investment trusts invested exclusively in one or more open-end funds, and (f) 529 Plans5, none of which are Reportable Funds. The CCO may designate a security as a “Reportable Security” that would otherwise fall within one of these six exceptions. For the purpose of clarity, LGIM America deems all types of exchange-traded funds (“ETFs”) to be Reportable Securities.

“Transaction in a Reportable Security” includes any activity, whether discretionary or not, that impacts the holding of a Reportable Security (e.g. buy, sell, exchange, tender, stock dividend and so on).

4	Section 202(a)(18) of the Advisers Act defines a “security” as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

5	SEC No Action Letter issued to WilmerHale, LLC, dated July 28, 2010, excludes 529 Plans that are prepaid college tuition or college savings plans from the definition of Reportable Security.

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IV. Statement of General Principles

A.	The Code is based on the principle that SEC registered advisers owe fiduciary duties to their clients: honesty; good faith; avoidance or the proper handling of conflicts; and fair dealing. No Covered Person shall:

1.	defraud any client in any manner;

2.	mislead any client, including by making a statement that is materially incorrect or that omits a material fact;

3.	engage in any act, practice or course of conduct that operates or would operate as a fraud, manipulation or deceit upon any client; or

4.	engage in any manipulative practice with respect to securities, including price manipulation.

B.	Covered Persons must conduct their personal securities transactions in a way that does not violate Applicable Law, interfere with client transactions, cause conflicts of interest or take unfair advantage of their relationship to clients.

1.	No Covered Person shall enter into or engage in a transaction, business activity, or other relationship that may result in any financial or other conflict of interest between such person and any client.

2.	Personal investment activities must adhere to these general principles, as well as this Code’s specific provisions. Technical compliance will not automatically insulate trades from scrutiny that show a pattern of abuse of the individual’s fiduciary duties to the clients, or from liability for personal trading or other conduct that violates Applicable Law or a fiduciary duty to clients that shall conflict with the duty to place the interests of clients above and before any personal interests.

3.	Covered Persons shall conduct personal investment activities consistent with the requirements in this Code, and in such a manner as to avoid any conflict of interest or any abuse of a position of trust.

4.	No Covered Person shall directly or indirectly take advantage of his or her position with a client. This includes, but is not limited to, the following:

a.	he or she shall not profit, directly or indirectly, due to his or her position with respect to such client, including that a person who learns about any corporate opportunity due to his or her position may not take advantage of and profit from such corporate opportunity;

b.	no one shall accept any special favors, benefits or preferential treatment due to the fiduciary relationship with any client, save for the usual and ordinary benefits directly provided by LGIM America; and

c.	no one shall release any information regarding contemplated or actual securities transactions or holdings by a client or any actual or proposed client holding changes, save in the performance of employment duties or in connection with any official report or disclosure which makes such information public knowledge.

C.	Covered Persons must address conflicts according to the Conflicts of Interest resolution procedures in the LGIM America Compliance Manual, including a prompt report to the Compliance Team, and seek clarification when warranted.

V. Gifts, Entertainment and Charitable Donations

1. Prohibitions:

–	No Covered Person should offer or accept any gifts, favors, gratuities, meal, entertainment or other items of value (collectively, “Gifts and Entertainment”) that could be viewed as influencing decision-making, creating the intention of being beholden to client/vendor/counterparty or otherwise could be considered as creating a conflict of interest on the part of the recipient. Only gifts and entertainment as a courtesy may be accepted.

–	All solicitation of Gifts and Entertainment is unprofessional and is strictly prohibited.

–	Covered Persons are prohibited from receiving any compensation, including Gifts and Entertainment, with respect to the registered investment companies (i.e., the mutual funds) which LGIM America advises (“Mutual Fund G&E”) outside of the compensation set forth in the relevant Investment Management Agreement.

–	Charitable donations by LGIM America or employees to charities with the intention of influencing such charities to become clients are prohibited.

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2. Requirements:

–	Gifts and Entertainment Valued at $150 or More: Covered Persons must submit a pre-clearance request through Schwab Compliance Technologies ("SCT") for any Gift or Entertainment (other than Mutual Fund G&E) with a value of one hundred fifty dollars ($150) or more per person prior to receiving from, or giving to, a Provider or a client, unless pre-clearance is not practicable, in which case notification after-the-fact must be submitted through SCT as soon as practicable upon receipt or giving.

–	Gifts and Entertainment Valued Less Than $150: Covered Persons must report within SCT any Gift or Entertainment (other than Mutual Fund G&E) received from, or given to, a Provider or a client with a value of less than one hundred fifty dollars ($150) no later than 5 business days after the end of the month on which the Gift or Entertainment was given or received. For the avoidance of doubt, these types of Gifts and Entertainment do not require pre-clearance through SCT but must still be reported.

–	Charitable Donations: Covered Persons may not, directly or indirectly, use any funds or other assets of LGIM America for charitable contributions of any kind, even if lawful, unless made in compliance with this Code. All donations made by LGIM America must be submitted to Compliance for approval via SCT. Employees must notify Compliance if they perceive an actual or apparent conflict of interest in connection with any charitable contribution.

–	Special Requirement for State and Municipal Officers: Covered Persons must be mindful that myriad state and municipal regulations exist around the exchange of Gifts and Entertainment with such officials. In addition, certain Gifts, Entertainment or charitable donations may also fall under LGIM America’s Pay-to- Play Policy. Accordingly, Covered Persons must pre-clear via SCT all Gifts, Entertainment or charitable donations to state or municipal officials of any value to ensure any such action would be in compliance with local regulations.

–	Special Requirements for ERISA Clients: As an asset manager for ERISA plan assets, LGIM America is subject to the rules promulgated by the DOL, which includes ERISA §406(b)(3). Under such rule, the receipt by a fiduciary of a plan (including his or her relatives) of the following items or services from any one individual or entity (including any employee, affiliate, or other related party) managing assets for the plan (i.e., LGIM America) is permissible as long as the aggregate annual value of such is less than $250 and the receipt of which does not violate any plan policy or provision: (a) gifts, gratuities, meals, entertainment, or other consideration (other than cash or cash equivalents) and (b) reimbursement of expenses associated with educational conferences. To ensure that LGIM America complies with this requirement, Covered Persons must pre-clear via SCT all Gifts or Entertainment to employees or other fiduciaries of any pension plan or other ERISA client for whom LGIM America manages or anticipates managing money. The Compliance Team will reject any request that would cause the $250 aggregate annual value threshold to be excluded. Notwithstanding the check completed by the Compliance Team, Covered Persons should be aware that it is the person responsibility of any Covered Person who provides a Gift or Entertains an employee of an ERISA client to fully understand and comply with this ERISA requirement, including doing their own review of what other Gifts or Entertainment have been provided throughout the calendar year to each employee of the plan. Providing items that exceed the $250 limit create a violation of this policy and potentially a violation of the ERISA rules.

3. Exceptions and Compliance:

If a Covered Person is unsure if a Gift, Entertainment or charitable donation might violate sub-paragraphs 1 or 2 above, he or she may submit, in advance, a request to the Compliance Team. The request shall contain: (a) a description of the circumstances under which an exception is requested; (b) a reasonable estimate of the value of any Gift, Entertainment or charitable donation to be received or given, as applicable (supporting documentation may be required); and (c) any other information deemed relevant to the request or requested by the Compliance Team. In considering a request, the Compliance Team may take into account customary business practices, value, lack of a conflict of interest or existence of a conflict mitigation, and other relevant circumstances. The approval or denial of any such request shall be in writing and retained for file and audit purposes.

Notwithstanding anything herein to the contrary, the CCO or his/her designee has the discretion to determine that no further Gifts, Entertainment or charitable donations may be provided or received with respect to a specific Covered Person, Provider or client for a period of time should the cumulative amount be determined to be excessive or for other reasons in the CCO’s or such designee’s discretion.

In accordance with Section XIV of this Code, violations shall be referred to Compliance for the appropriate sanction.

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VI. Board Service and Outside Business Activities

1. Pre-Clearance Requirements:

Covered Persons must pre-clear the following board service and outside business activities (“OBAs”):

–	Board service (of any type, including advisory boards and committee) of: (1) a publicly traded entity; (2) an entity that issues debt or equity securities; (3) an entity that engages in investment related business; or (4) any entity that might create a conflict of interest to the Covered Person’s position at or the business of LGIM America.

–	Service on the Investment Committee for any company, non-profit, trust or endowment.

–	Service on Finance Committee for any company, trust, or endowment that is or could be an LGIM America client, that LGIM America might reasonably invest in on behalf of clients, or with whom LGIM America might do business.

–	All OBAs. An OBA is any activity outside of your employment with LGIM America that involves (1) regular and continuous dedication and time commitment with the reasonable expectation of compensation and/or income, (2) the active management of assets that are not securities (such as real estate) to generate compensation and/or income, or (3) poses a conflict to LGIM America. There is no difference if the Covered Person serves as an employee, independent contractor, sole proprietor, officer, director or partner in connection with the OBA.

–	The purchase of any security via a Private Placement.

–	Participating in an IPO, as set forth in Section VII.D. of this Code.

All of the foregoing pre-clearances must be submitted for approval through SCT’s Outside Business Activity form. Covered Persons must wait for approval prior to accepting a position. The CCO or his/her designee shall determine whether the requested board or committee service or OBA raises conflicts of interest or is inconsistent with the interests of our clients. The CCO or his/her designee, at a minimum, shall establish appropriate information barriers or, if required, other procedures to isolate the person serving on a board, committee or participating in an OBA from those within LGIM America making investment decisions as to securities of any such company. The CCO or his/her designee may determine that no procedures can adequately eliminate the conflicts and may require the Covered Person to resign from a board or not participate in an OBA.

Once a board or committee service or an OBA is approved, Covered Persons are responsible for maintain their status updated in SCT. Any change to the status in the board position of OBA (including resignations and terminations) must be updated in SCT within 10 days of the change. In addition, Covered Persons will be required to confirm any such board service and outside business activities on an annual basis.

2. Special Requirements for Control Positions:

OBA's that involve a company, trust or partnership, including an affiliate of same, in which a Covered Person or his/ her Connected Person(s) is or are, directly or indirectly, the owner of 25% or more of the equity or control more than 25% of the voting power of the organization, shall:

1. submit a Connected Person disclosure in SCT; and

2. comply with the personal account investing procedures set forth in Section VII below.

VII. Procedures for and Restrictions on Personal Account Investing

Conflicts of interest arise when certain investment adviser personnel (e.g. those with knowledge of client positions or impending client transactions) buy and sell securities for their own accounts or those of their Connected Persons (“personal investment activities,” or “personal account transactions,” or “PA dealing”). Currently, LGIM America treats all personnel as subject to this potential conflict of interest and therefore as Covered Persons to which personal account investing restrictions apply. For the avoidance of doubt, these procedures apply to Connected Persons and references to Covered Persons in this Section VII also include Connected Persons. Violations constitute a breach of this Code and will be dealt with pursuant to Section XIV of the Code.

A.	Personal account trading in corporate bonds and U.S. dollar denominated Reportable Securities, except for non-restricted equities and non-restricted shares of Reportable Funds, tax-exempt municipal bonds, foreign currency, crypto-currencies, options and futures, is prohibited, unless otherwise approved by Compliance after submission of a pre-approval request via SCT. Exceptions to this prohibition will only be made in cases where a Covered Person wishes to sell positions that are already held in a personal account. These sales require written pre-clearance as per the pre-clearance procedures described herein. In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on prohibited trades will be disgorged, per Section XIV of this Code.

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B.	Personal account trading in spread bet or short positions in L&G Group shares are prohibited.

C.	No one shall knowingly buy or sell, directly or indirectly, a security (i) in which he or she has, or by reason of such transaction acquires, any beneficial ownership at a time when LGIM America is engaging in a transaction in the same or equivalent security for a client and/or (ii) when he or she knows or should have known at the time they acquired the Reportable Security that the same or equivalent security is being considered for purchase or sale by a client or is the subject of a recommendation or an order being worked. A security is “being considered for purchase or sale by a client” when a recommendation to purchase or sell a security has been made and/or communicated by LGIM America to a client and, with respect to the Covered Person doing this, when he or she seriously considers making such a recommendation to or for a client. Equities and bonds issued by the same issuer are not considered equivalent securities, but securities that are convertible or exchangeable into these securities within a 60-calendar day window are equivalent securities. Subject to compliance with applicable legal or regulatory requirements and consistent with the discharge of our fiduciary duties to our clients, LGIM America reserves the right to impose restrictions or conditions on the ability to buy or sell the securities of an issuer that any analyst covers, for example, if a person covers fixed income securities, he or she may be restricted from buying the equity securities of such companies, but not so restricted in the equity securities of a company not covered by him or her. In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on trades within the prescribed periods will be disgorged.

D.	No one shall acquire, directly or indirectly, beneficial ownership in securities distributed in an IPO, Initial Coin Offering (ICO), or Private Placement, unless pre-approved by Compliance via SCT. In determining whether approval should be granted, Compliance will consider all of the pertinent facts and circumstances including:

–	Whether the investment opportunity should be reserved for clients; and

–	Whether the opportunity is being offered to the employee by virtue of their position with LGIM America or LGIM America’s relationship with a client, affiliate, or other third-party.

E.	Any Covered Person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, crypto-currencies, non-fungible tokens (NFTs), digital “coins” or “tokens” (“Digital Assets”), should consult with the Compliance Team as to whether such Digital Asset would be considered a Reportable Security for purposes of this policy. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets. The Compliance Team may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security and, therefore, a Reportable Security for the purposes of this policy, such that pre-clearance is required. A Digital Asset is likely to be considered a Digital Security, and therefore a Reportable Security, if it is offered and sold as an investment contract.

F.	No one shall buy or sell, directly or indirectly, in any security subject to restriction on trading issued by the CCO, whether under LGIM America’s insider trading policies and procedures set forth in this Code, or that is on the Restricted List or subject to a blackout period.

G.	Short selling of allowable Reportable Securities that do not violate the provisions of this Code is not prohibited, but all such transactions must be pre-cleared by Compliance via SCT.

H.	Short-term trading in securities of issuers in which any person is an officer, director or owner of 10% or more of a class of equity securities is prohibited by law. LGIM America strongly discourages short-term and speculative trading by all Covered Persons. Accordingly, all securities must be held for not less than 30 calendar days. The holding period of 30 calendar days is calculated on a last in, first out basis, therefore holding periods are calculated using the date following the last transaction in a particular security. In the case of short sells, positions can only be covered after the 30-calendar day holding period has elapsed from when the short sell was executed. There are at present no restrictions on re-purchasing securities within 30 calendar days after they have been sold, but any such transactions must be pre-cleared by and subject to review by Compliance. In circumstances where a Covered Person can document compelling personal reasons for engaging in a transaction that would otherwise violate 30 calendar day holding period, the CCO may consider an exemption. Every request for an exemption must be submitted via SCT when possible, by creating a Pre-Clearance Request. Otherwise an email to Compliance may suffice. Such an exemption is wholly within the discretion of the CCO, and any request for such exemption will be evaluated on the basis of the facts of the particular situation.

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(i) Pre-Clearance for Personal Account Trading

Every individual proposing to trade an allowable Reportable Security, including Reportable Funds, per Section VII.A., must obtain prior written clearance from Compliance. Every request must be submitted via SCT by creating a new Pre-clearance Request. A list of Reportable Mutual Funds can be found on SCT under View Policies. Questions on how to navigate the system should be directed to Compliance. Compliance also ensures all Covered Persons receive proper training on SCT.

L&G Group stock shares received as part of an employees' compensation package are subject to pre-clearance requirements if the employee elects to take ownership of the shares and sell at a later date. As there are blackout periods for L&G Group throughout the year, employee sales of L&G stock may be restricted and must be approved by Compliance prior to the sale.

Covered Persons who have a private, non-public encounter with an issuer in his or her capacity as a Covered Person are restricted from trading the otherwise allowable Reportable Security within thirty (30) business days of the encounter with the issuer.

Compliance shall review the pre-clearance request as soon as practicable, but no longer than one full business day after its receipt, to determine whether to approve or reject said request. Every request is reviewed and considered by the CCO or his/her designee, except under the circumstances when the CCO submits a pre-trade clearance request, the CEO will be responsible for the review and consider the request. A clearance to trade is valid for the same trading day starting from the time the clearance approval was given. A pre-trade clearance that is approved after the 3:00 PM market close is good for the next trading day. In determining whether to give a clearance, the CCO (or their designee) shall consider, among other factors:

1.	current client trading activity and other relevant information;

2.	whether the investment opportunity should be reserved for clients;

3.	the information currently available and whether it impacts or would impact the proposed transaction;

4.	whether the opportunity is being offered to an individual by virtue of his/her position with LGIM America or LGIM America’s relationship with a client; and

5.	such other information as the CCO or his/her designee may require.

Compliance reviews the trading activity of all Covered Persons on a periodic basis to ensure required pre-clearances were obtained and executed in the manner specified above. Records shall be maintained of all clearances and non- clearances.

(ii) Reporting Requirements

1.	Initial Reports. Within 10 calendar days of an individual becoming a Covered Person, he or she must submit to Compliance a properly completed Personal Investing Accounts Report which information must be current as of a date not more than 45 days prior to the date the person becomes and Covered Person (Please request from Compliance). A copy can be found as Attachment B to this Code.

2.	Opening and Closing Accounts, Confirmations and Periodic Statements. Every Covered Person shall direct his or her banks or broker(s) to provide direct feeds to SCT, if capable, and not exempted by Compliance, and if not capable, shall give Compliance on a timely basis duplicate copies of confirmations of all securities transactions and copies of all periodic statements for all securities accounts involving Reportable Securities in which the Covered Person acquires or foregoes direct or indirect beneficial ownership. Every Covered Person shall notify Compliance in writing of the opening or closing of any of their accounts or the accounts of a Connected Person as soon as possible but in any event no later than the end of the calendar quarter following the quarter on which the account was opened or closed.

3.	Certification of Discretionary Accounts. Covered Persons may rely on a Broker to manage their personal securities account by giving full discretion to their Broker. Transactions that occur in these accounts are directed by the Broker only, with no ability or discretion for either the Covered Person or any of their Connected Persons to direct the trades. LGIM America will exempt the pre-clearance requirement, except for IPO and Private Placements as referenced above, and the delivery of account statements and confirmations for these accounts once a Broker provides either a signed or e-mailed certification that it has full discretion of the account and that the Covered Person has no ability to direct the trading of Reportable Securities. Employees are responsible for (i) affirming their Discretionary Accounts on a quarterly basis, and (ii) reporting any changes in these accounts should their ability to direct trades change. Furthermore, 529 Plans will be exempted from the certification requirement based on the SEC No Action Letter that exempts 529 Plans as Reportable Securities (see more information under the definition of Reportable Securities). Compliance may periodically require a re-certification of these accounts to ensure that appropriate reporting.

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4.	Quarterly Transaction Reports. No later than 10 calendar days after the end of each quarter, Compliance will direct every Covered Person to review all of his or her personal and Connected Persons’ transactions reported, and any account established in SCT during the relevant quarter. Each individual must certify through SCT, within 20 days of the receipt of such request, the correctness of such reports. Should a Covered Person determine that any reportable security transactions and information required are not included, he or she is required to provide the appropriate details to ensure Compliance has the correct information concerning every Reportable Security transaction effected during that quarter, regardless of whether pre-clearance was required.

5.	Annual Holdings Report. No later than 10 calendar days after the end of each calendar year, Compliance will direct every Covered Person to review in SCT: (a) all of his or her personal or Connected Persons’ transactions affected during the prior calendar year; and (b) the list of all Reportable Securities that they currently hold. Each Covered Person must certify within 20 calendar days of the receipt of such request, through SCT, the correctness of such information. Should a Covered Person determine that any Reportable Security transaction is not included in either list, it is his or her responsibility to provide all relevant details and information required no later than February 14 (45 days after the end of the calendar year) to ensure Compliance has the correct information concerning every transaction effected during the year, regardless of whether pre-clearance was required.

Records shall be maintained of all clearances and non-clearances.

(iii) Exceptions to Pre-Clearance and/or Reporting Requirements.

Covered Persons do not need to obtain pre-clearance under Section VII(i) or provide the reports under Section VII(ii) with respect to the following:

1.	purchases or sales of securities effected in an account over which you do not have discretion or direct or indirect influence or control, per Section VII(ii);

2.	purchases or sales of securities that are non-volitional on the part of the individual or a client or part of an automatic reinvestment plan (e.g., purchases through dividend reinvestment plans, transactions in corporate mergers, stock splits, tender offers);

3.	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

4.	purchases or sales of foreign currencies, some crypto-currencies (refer to section VII.E), or mutual funds that are not Reportable Funds;

5.	purchases or sales of bonds and other direct debt instruments issued by the U.S. Government such as Treasury Bills, Treasury Notes, and Treasury Inflation Protected Securities (TIPS);

6.	L&G Group shares given to employees as part of their compensation package and the employee elects to liquidate at the time of vesting; or

7.	purchases or sales that receive the prior written approval of the CCO to exempt the transaction. The CCO may grant an exemption from certain provisions of the Code, as permitted by applicable law, and after due consideration of the circumstances of the proposed transaction or activity, the conflicts it may raise and whether it is consistent with the objectives and spirit of the Code. Exceptions are documented.

VIII. Code Certifications

1.	Each new Covered Person will be given the Code upon joining the Firm and will thereafter receive all amendments. Within 10 calendar days of commencing employment, such person shall file an acknowledgement with the CCO that he or she has read and understands the Code and will comply fully with it, a copy of which is contained in Attachment A to this Code.

2.	All Covered Persons must certify through SCT, on an annual basis, that they (a) have read and understood the Code, (b) recognize that they have been and will continue to be subject to the Code, (c) have complied fully with the requirements of the Code and (d) will continue to comply fully with the Code. Also, every Covered Person must certify on an annual basis that he or she has disclosed or reported (i) all boards of directors upon which such person serves and (ii) have reported all outside business activities.

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IX. Reporting Code Violations

Covered Persons are required to report promptly to the CCO or in the case of the CCO to the CEO, any violations of the Code. Reports will be treated confidentially to the extent permitted by law and will be investigated promptly. Reports may be made anonymously. A violation of this Code is a breach of Advisers Act Rule 204A-1 and our written policies and procedures. Retaliation against any person reporting a violation is prohibited and is a breach of this Code that may result in the sanctions set forth in Section XIV of this Code. Covered Persons should review LGIM America’s Whistleblowing Policy.

X. Monitoring Procedures

The CCO or other designated personnel will monitor all personal investment activities, including the reports and confirmations filed by every Covered Person. The criteria for monitoring and testing shall remain confidential.

XI. Duties of the CCO and the Compliance Team

1.	Review Reports. Designated personnel of the Compliance Team shall review the reports submitted under Section VII(ii) of this Code and escalate material items to the CCO as appropriate.

2.	Notification of Obligations. Designated personnel of the Compliance Team shall update staff lists to include new Covered Persons and notify them of their obligations hereunder.

3.	Supervision of designees. The CCO shall train his or her designees and may delegate any of his or her activities hereunder.

4.	Log of Code Violations. The Compliance Team shall keep a log that includes Code violations and action taken in connection with the violation (including any remediation and/or sanctions), including, but not limited to, reporting to the LGIM America Board of Directors, the Boards of Directors of any mutual funds that LGIM America advises pursuant to 17j1 or, if required, the SEC or other regulatory body.

5.	The CCO, directly or through a designee, shall prepare a report to LGIM America’s Board of Directors at least annually as to the adequacy of this Code and the effectiveness of its implementation and shall address in any such report the need (if any) for further changes or modifications to this Code or its implementation.

6.	The CCO shall take reasonable steps to ensure that LGIM America maintains records required under Rule 204-2 under the Advisers Act and 17j-1 under the Company Act for the periods required under these Rules.

7.	In the event of a material change to this Code, the CCO shall inform of such change the CCO of each mutual fund for which LGIM America serves as investment adviser and assist the mutual fund’s CCO, as necessary, in having the mutual fund’s board approve the change as may be required by Applicable Law.

XII. Client Opportunities

No Covered Person may cause or attempt to cause any client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or her. Sections 206(1) and 206(2) of the Advisers Act prohibit LGIM America from employing a “device, scheme or artifice” to defraud clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on clients. While these speak of fraud, they have been construed broadly by the SEC and used to regulate, by enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for clients.

Advisers Act Section 208(d) prohibits any person from doing indirectly that which cannot be done directly. Accordingly, Covered Persons may not take personal advantage of any opportunity properly belonging to LGIM America of any client. This applies to the acquisition of securities of limited availability for a Covered Person’s account that would be suitable and could be purchased for the account of a client, or the disposition of securities from a Covered Person’s account prior to selling a client position.

A Covered Person may not cause or attempt to cause any client to purchase, sell, or hold any security for the purpose of creating any benefit to LGIM America’s accounts or to a Covered Person’s accounts.

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LGIM America Employee Handbook

If a Covered Person believes that he/she (or a Connected Person) stands to benefit materially from an investment decision for a client that LGIM America or the Covered Person is recommending or making, that individual must disclose that interest to the Compliance Team. The disclosure must be made before the investment decision and should be documented by the Compliance Team. Based on the information given, the CCO or his/her designee will make a decision on whether to restrict that Covered Person’s participation in the investment decision. In making this determination, the CCO or his/her designee will consider at least the following factors: (i) was any client legally and/or financially able to take advantage of this opportunity; (ii) whether any client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis, and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by an client.

A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Compliance Team.

XII. Insider Trading

A. Law and Policy

Whether or not in the course of business and whether or not voluntarily, LGIM America and its Covered Persons may obtain inside information about issuers, securities or the potential effects of LGIM America’s own investment and trading in securities. LGIM America forbids any Covered Person to trade, personally or on behalf of others, including clients and Connected Persons, while having inside information, or to communicate inside information to others. This is called “insider trading” and “tipping”, respectively. These apply to all Covered Persons and extend to activities within and outside their duties at LGIM America.

The term “insider trading” is not defined in the federal securities laws, but in case law under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. It is used to refer to the use of inside information to trade in securities (whether or not one is an “insider”) or to communicate, or tip, inside information to others.

The law concerning insider trading is dynamic and the SEC brings cases on a regular basis. The law prohibits:

1.	trading or tipping by an insider while in possession of inside information;

2.	trading or tipping by a non-insider while in possession of inside information, where the information was disclosed to the non-insider in breach of a duty to keep it confidential or was misappropriated;

3.	communicating inside information to others; or

4.	trading ahead of research or recommendations prepared by LGIM America.

Concerns about the misuse of inside information by LGIM America or Covered Persons may arise primarily in two ways.

First, LGIM America may come into possession of inside information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that LGIM America has inside information about an issuer, investments in that issuer on behalf of clients and by LGIM America personnel, in any securities of the issuer, will be prohibited.

Second, LGIM America as an investment adviser, has inside information in relation to its own business. The SEC has stated that the term “inside information” may include information about an investment adviser’s recommendations and client securities holding and transactions. It is the policy of LGIM America that all such information is to be kept in strict confidence by those who receive it, and may be divulged only within LGIM America and to those who have an established need for it in connection with the performance of services to clients. Despite this, some trades in which LGIM America has invested for clients may be permitted because of the fact that LGIM America has made such investments may not be viewed as material (e.g. trades in highly liquid securities with large market caps). The personal trading procedures in this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An employee of LGIM America, for example, could become a temporary insider to a company because of LGIM America’s and/or employee’s relationship to the company (e.g. by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

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It may also be the case that a Connected Person of a Covered Person may have inside information and be deemed to be an insider. Accordingly, the Covered Person might be deemed to be an insider. One must be cautious in such situations in order to avoid liability for tipping or misappropriating inside information.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. It “alters the total mix of information available.” Such information includes, but is not limited to: dividend changes, earnings, estimates, changes in previously released earnings and estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default, knowledge of an impending change in a rating by a rating agency, and/or extraordinary management developments.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to a fact to show that the information is generally public. For example, information in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping is giving or making available inside information to anyone who might be expected to trade while in possession of that information. A Covered Person may become a “tippee” by acquiring inside information from a tipper, which would then require the Covered Person to follow the procedures below for reporting and limiting use of the information.

Penalties. Penalties for trading on or communicating inside information are severe for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person may be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

B. Procedures

Identification and Prevention of Insider Information. If a Covered Person believes that he or she has information that is material and non-public, or has questions as to whether information is material and non-public, he or she must:

•	report the matter immediately to the CCO, who shall document the matter;

•	refrain from buying or selling the securities on behalf of himself or others;

•	refrain from communicating the information inside or outside LGIM America other than to the CCO.

Watch List and Restricted List. If the CCO determines a Covered Person has inside information or that a security should be restricted (there may be no inside information but it becomes necessary to restrict dealings in that security), the CCO will follow the process and procedures set forth in the LGIM(H) Information Barrier Policy and Watchlist Procedure (the “Info Barrier Policy”) and take steps to ensure that the individual(s) that has inside information understands that he shall refrain from any activity – trading or tipping. The CCO will take steps to monitor the activities of all other Covered Persons that do not have the inside information while they engage in activities normal to the business. All decisions about whether to add or delete a security to the Watch List or Restricted List or amend an entry shall be made in accordance with the Info Barrier Policy. All activity in any security placed on the Restricted List shall cease, unless approved in writing by the CCO and subject to the Info Barrier Policy. A security shall be removed from the Restricted List in accordance with the Info Barrier Policy if the CCO determines that no insider trading issues remain with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Inside Information. Care should be taken so that such information is secure. For example, files containing inside information should be sealed, access to computer files containing inside information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To detect insider trading, the Compliance Team will, among other things, review the trading activity reports of client accounts and Covered Persons. It is also the responsibility of each Covered Person to notify the CCO of any potential insider trading issues. The Compliance Team will investigate any instance of possible insider trading and fully document the results of any such investigation. An investigation record should include at least: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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XIV. Sanctions

Violations of the Code of Ethics are taken very seriously by the Board of Directors and Executive Committee of LGIM America. Sanctions due to violations in personal account trading are implemented to ensure that Covered Persons understand the severity of their actions. As such the following “Three Strikes” Policy will be enforced for personal account trading violations.

1.	A first offense will subject the Covered Person to disgorgement of profits or in the case of a loss, a $100 fine;

2.	Should a second offense occur, a Covered Person will be subject to double the disgorgement amount, or in the event of a loss, a $500 fine;

3.	If a third offence occurs, a Covered Person will be prohibited from transacting discretionary personal account trades, in non-restricted Reportable Securities until further notice.

Upon discovering any other violations of this Code, Compliance may impose such sanctions as it deems appropriate, including, a letter of censure or criminal referral of the violator, and the Executive Committee may impose such sanctions as it deems appropriate, including, the imposition of fines, suspension of trading, Code of Ethics training paid for by the employees, verbal or written warning by LGIM America Human Resources, and termination of employment.

XV. Miscellaneous

A. All reports, internal reporting of violations, and any other information filed with LGIM America pursuant to this Code shall be treated as confidential.

B. LGIM America may, from time to time, adopt such interpretations of this Code as it deems appropriate.

C. All records will be maintained by Compliance in accordance with the Advisers Act and the Firm’s record retention policies.

End of Code

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